Exhibit 5.1

[BAKER BOTTS L.L.P. LETTERHEAD]

April 14, 2006

Warrior Energy Services Corporation
100 Rosecrest Lane
Columbus, MS 39701

Ladies and Gentlemen:

        We have acted as counsel to Warrior Energy Services Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-1 (Registration No. 333-131781) (as amended to date, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering an underwritten public offering of up to 7,000,000 shares (the "Shares") of the Company's common stock, par value $0.0005 per share, (the "Common Stock"), by the Company and certain Selling Stockholders (the "Selling Stockholders"), together with up to 1,050,000 additional shares of Common Stock that may be sold by the Company pursuant to the underwriters' over-allotment option (the "Additional Shares").

        We understand that the Shares and any Additional Shares are to be sold by the Company and the Selling Stockholders pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement.

        In our capacity as your counsel in the connection referred to above, we have examined, among other things, the Certificate of Incorporation and Bylaws of the Company and any amendments thereto and the form of Underwriting Agreement, in each case filed as exhibits to the Registration Statement, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. In giving such opinions, we have relied on certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

        1.    The Company is a corporation duly incorporated under the laws of the State of Delaware.

        2.    When offered as described in the Registration Statement, and upon the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

        This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Baker Botts L.L.P.